RESTATEMENT OF THE ARTICLES OF INCORPORATION
                                       OF
                             GERMAN AMERICAN BANCORP


                                   MAY 5, 2000


                                    ARTICLE I

                                      NAME

     The name of the Corporation is German American Bancorp.

                                   ARTICLE II

                               PURPOSES AND POWERS

     Section 2.01. Purposes of the Corporation. The purposes for which the Corporation is formed are to transact any or all lawful business permitted by applicable law and for which corporations may now or hereafter be incorporated under the Corporation Law.

     Section 2.02. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.

                                   ARTICLE III

                                TERM OF EXISTENCE

     The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV

                           REGISTERED OFFICE AND AGENT

     The street address of the Corporation's registered office is 711 Main Street, P.O. Box 810, Jasper, Indiana 47546, and the name of its Resident Agent at such office is George W. Astrike.

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                                    ARTICLE V

                                     SHARES

     The total number of shares of capital stock the Corporation has authority to issue shall be 20,500,000 shares consisting of 20,000,000 common shares (the "Common Shares") and 500,000 preferred shares (the "Preferred Shares"). The Corporation's shares shall have no par value. Solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, however, all of the shares shall be deemed to have a stated value of $1.00 per share.

                                   ARTICLE VI

                                 TERMS OF SHARES

     Section 6.01. General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption, or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel, or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana. The power to purchase, redeem, or otherwise acquire the Corporation's own shares, directly or indirectly, may be exercised without pro rata treatment of the owners or holders of any class or series of shares. The Corporation may not purchase, redeem or otherwise acquire the Corporation's own shares if, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption, or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed, or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Shares in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 6.03(a) of this Article VI describing the terms of such series). Shares of the Corporation purchased, redeemed, or otherwise acquired by it shall constitute authorized but unissued shares, unless the Board of Directors shall at any time adopt a resolution providing that such shares constitute authorized and issued but not outstanding shares.

     The Board of Directors of the Corporation may dispose of, issue, and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued, and sold to such persons, firms, or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.


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

     The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Shares in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 6.03(a) of this Article VI describing the terms of such series). The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series, except as may be otherwise provided with respect to a series of Preferred Shares in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 6.03(a) of this Article VI describing the terms of such series.

     Section 6.02. Terms of Common Shares. The Common Shares shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any issued and outstanding Preferred Shares under this Article VI, the holders of Common Shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions, or other acquisitions of Common Shares of the Corporation), if any, as are declared and paid from time to time on the Common Shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the Preferred Shares of the full amount to which they shall be entitled under this Article VI, the holders of Common Shares shall be entitled, to the exclusion of the holders of the Preferred Shares of any and all series, to share, ratably according to the number of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

       Section 6.03.  Terms of Preferred Shares.

     (a) Preferred Shares may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Shares and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Shares before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation that specifies the terms of that series of Preferred Shares. All shares of a series of Preferred Shares must have preferences, limitations, and relative voting and other rights identical to those of other shares of the same series. No series of Preferred Shares need have preferences, limitations, or relative voting or other rights identical with those of any other series of


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

Preferred Shares. Before issuing any shares of a series of Preferred Shares, the Board of Directors shall adopt an amendment to these Articles of Incorporation, which shall be effective without any shareholder approval or other action, that fixes and sets forth the distinctive designation of such series; the number of shares that shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; and the preferences, limitations, and relative voting and other rights of the series. Authority is hereby expressly vested in the Board of Directors, by such amendment, to fix all of the preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Articles of Incorporation or any amendment hereof.

     (b) Preferred Shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or that, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Shares, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Shares in accordance with Section 6.03(a) of this Article VI.

     Section 6.04. Terms of Series A Preferred Shares. The Series A Preferred Shares of the Corporation shall consist of four hundred thousand (400,000) of the Preferred Shares specified in Article V and shall have the following rights, preferences, limitations and restrictions:

     (a)  Dividends and Distributions.

          (i) Entitlement to Dividends. Subject to the rights of the holders of any shares or any series of Preferred Shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, and in preference to the holders of Common Shares and of any other junior shares, the holders of outstanding Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December, in each year (a "Quarterly Payment Date"), commencing on the first Quarterly Payment Date after the first issuance of a share or fraction of a Series A Preferred Share, in a per share amount (rounded to the nearest cent) equal to the greater of (A) $1.00, or
          (B) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise)), declared on the Common Shares since the immediately preceding Quarterly Payment Date or, with respect to the first Quarterly Payment Date, since the first issuance of any Series A Preferred Share or fraction thereof. In the event the Corporation shall at any time after April 27, 2000 (the "Rights


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

          Declaration Date") declare any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

          (ii) Declaration of Dividends. The Corporation shall declare a dividend or distribution on the Series A Preferred Shares as provided in subparagraph (i) of this paragraph immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Payment Date and the next subsequent Quarterly Payment Date, a dividend of $1.00 per share on the Series A Preferred Shares shall nevertheless be payable on the subsequent Quarterly Payment Date.

          (iii) Accrual of Dividends. Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Payment Date next preceding the date of issue of the shares, unless the date of issue of the shares is prior to the record date for the first Quarterly Payment Date, in which case dividends on the shares shall begin to accrue from the date of issue of the shares, or unless the date of issue is a Quarterly Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Payment Date, in either of which events the shares shall begin to accrue and be cumulative from such Quarterly Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of the dividends at the time accrued and payable on the shares shall be allocated pro rata on a share-by-share basis among all shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     (b) Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

          (i) Number of Votes. Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the


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

          shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying that number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

          (ii) No Class Voting. Except as otherwise provided herein, in any other Articles of Amendment creating a series of Preferred Shares or any similar shares or by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other shares of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (iii) No Special Voting Rights. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

     (c) Certain Restrictions.

          (i) Dividends in Arrears. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in paragraph a. are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

               (A) Declare or pay dividends or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

               (B) Declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all those shares are then entitled;


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

               (C) Redeem or purchase or otherwise acquire for consideration shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any junior shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

               (D) Redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of those shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (ii) Limitation on Subsidiaries. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph c. purchase or otherwise acquire those shares at such time and in such manner.

     (d) Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation, or in any Articles of Amendment creating another series of Preferred Shares or any similar shares or as otherwise required by law

     (e) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received the greater of (A) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all such parity shares in proportion to the total amounts to which the holders of all such


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

shares are entitled upon liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Series A Preferred Shares were entitled immediately prior to that event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying that amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

     (f) Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other securities, cash and/or any other property, then in any such case each Series A Preferred Share shall at the same time be similarly exchanged or changed in an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after the event and the denominator of which is the number of Common Shares that were outstanding immediately prior to the event.

     (g) No Redemption. The Series A Preferred Shares shall not be redeemable.

     (h) Rank. The Series A Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Shares.

     (i) Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting together as a single class.



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

     (j) Expiration of Rights Agreement. In the event that the Rights Agreement dated as of April 27, 2000 between the Corporation and UMB Bank, N.A., is terminated or expires prior to the issuance of any Series A Preferred Shares, all Series A Preferred Shares shall become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth in these Articles of Incorporation or in any amendment hereto creating a series of Preferred Shares or any similar shares or as otherwise required by law.

                                   ARTICLE VII

                                  VOTING RIGHTS

     Section 7.01. Common Shares. Except as otherwise provided by the Corporation Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 6.03(a) of Article VI hereof describing the Preferred Shares or a series thereof, and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation
Law) as the Corporation may by action of the Board of Directors establish, the Common Shares have unlimited voting rights. At every meeting of the shareholders of the Corporation every holder of Common Shares shall be entitled to one vote in person or by proxy for each Common Share standing in such holder's name on the share transfer records of the Corporation.

     Section 7.02. Preferred Shares. Except as required by the Corporation Law or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 6.03(a) of Article VI hereof describing the terms of Preferred Shares or a series thereof, the holders of Preferred Shares shall have no voting rights or powers. Preferred Shares shall, when validly issued by the Corporation, entitle the record holder thereof to vote on such matters, but only on such matters, as the holders thereof are entitled to vote under the Corporation Law or under these Articles of Incorporation adopted by the Board of Directors pursuant to Section 6.03(a) of Article VI hereof describing the terms of Preferred Shares or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include sanctions for noncompliance therewith to the fullest extent permitted by the Corporation Law) as the Corporation may by action of the Board of Directors establish.

                                  ARTICLE VIII

                                    DIRECTORS

     Section 8.01. Number. The number of Directors shall be fixed by, or fixed in accordance with, the Bylaws. Whenever there are nine or more Directors, the Bylaws may also provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into two or three groups


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

(with each group containing one-half or one-third of the total, as near as may be) whose terms of office expire at different times.

     Section 8.02. Election of Directors by Holders of Preferred Shares. The holders of one or more series of Preferred Shares may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to Section 6.03(a) of
Article VI hereof describing the terms of the series of Preferred Shares.

     Section 8.03. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law.

     Section 8.04. Removal of Directors. Any or all of the members of the Board of Directors may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of at least 80 percent of the outstanding shares then entitled to vote at an election of Directors. However, a Director elected by the holders of a series of Preferred Shares as authorized by Section 8.02 of this Article VIII may be removed only by the affirmative vote of the holders of at least 80 percent of the outstanding shares of that series then entitled to vote at an election of Directors. Directors may not be removed by the Board of Directors.

     Section 8.05. Liability of Directors. A Director's responsibility to the Corporation shall be limited to discharging his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

     In discharging his duties, a Director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

     (a) One or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

     (b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person's professional or expert competence; or

     (c) A committee of the Board of which the Director is not a member if the Director reasonably believes the committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 8.05 unwarranted. A Director may, in considering the best interests of the Corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the Corporation, and communities in which offices or other facilities of the Corporation are located, and any other factors the Director considers pertinent.

     Directors shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Corporation Law from time to time in effect and by general principles of corporate law.

                                   ARTICLE IX

                     PROVISIONS FOR REGULATION OF BUSINESS
                     AND CONDUCT OF AFFAIRS OF CORPORATION

     Section 9.01. Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend, or repeal, or to waive provisions of, the Bylaws of the Corporation by the affirmative vote of a majority of the number of Directors then in office, except as provided by the Corporation Law. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Articles of Incorporation shall be stated in the Bylaws. The Board of Directors may also adopt Emergency Bylaws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend, or repeal, or to waive provisions of, the Emergency Bylaws by the affirmative vote of a majority of the entire number of Directors at the time.

     Section 9.02. Amendment or Repeal.

     (a) Any amendment, change or repeal of Section 8.04 of Article VIII, Sections 9.02 or 9.03 of Article IX, or Article X of these Articles of Incorporation, or any other amendment of these Articles of Incorporation which would have the effect of modifying or permitting circumvention of those provisions, shall require the affirmative vote, at a meeting of shareholders of the Corporation, by the holders of a least 80 percent of the outstanding shares of all classes of Voting Shares of the Corporation (considered for purposes of this Section 9.02(a) as a single class and as defined in Article X) and, if the amendment, change or repeal shall be proposed by or on behalf of a Related Person (as that term is defined in Article X), by an Independent Majority of Shareholders (as defined in Article X); provided, however, that this Section 9.02(a) shall not apply to, and such vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the favorable vote of not less than two-thirds of the Board of Directors and, if the amendment, change or repeal shall be proposed by or on behalf of a Related Person, by the favorable vote of not less than two-thirds of the Continuing Directors (as defined in Article X and computed with reference to the Related Person who shall propose such amendment, change or repeal), and any such amendment, change or repeal so recommended shall require only the shareholder vote required under the applicable provisions of the Corporation Law.

     (b) Except as otherwise expressly provided in Section 9.02(a) above, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

     Section 9.03. Removal of Chairman of the Board and President. The Chairman of the Board and the President, and each of them, may be removed from office at any time, with or without cause, at a meeting of the Board of Directors called expressly for that purpose, but only by the affirmative vote of two-thirds of all other members of the entire Board of Directors, Any vacancy created by the removal of the Chairman or the President may be filled only by the affirmative vote of two-thirds of all remaining members of the Board.

                                    ARTICLE X

                        APPROVAL OF BUSINESS COMBINATIONS

     Section 10.01. Supermajority Vote. Except as provided in Sections 10.02 and
10.03 of this Article X, neither the Corporation nor any of its Subsidiaries shall become party to any Business Combination with a Related Person without the prior affirmative vote at a meeting of the Corporation's shareholders:

     (a) By the holders of not less than 80 percent of the outstanding shares of all classes of Voting Shares of the Corporation considered for purposes of this
Article X as a single class, and

     (b) By an Independent Majority of Shareholders.

Such favorable votes shall be in addition to any shareholder vote that would be required without reference to this Section 10.01 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in other Articles of these Articles of Incorporation or the Bylaws of the Corporation or otherwise.

     Section 10.02. Reduced Supermajority Vote for Fair Pricing. The provisions of Section 10.01 shall apply to a Business Combination, except that the percentage vote required by Section 10.01(a) shall be reduced from not less than 80 percent to not less than two-thirds, if all of the conditions set forth in subsections (a) through (d) of this Section 10.02 are satisfied.

     (a)  The  fair  market  value  of  the   property,   securities   or  other
consideration to be received per share by holders of each class or series of capital shares of the Corporation in the Business Combination is not less, as of the date of the consummation of the Business Combination (the"Consummation Date"), than the higher of the following:

          (i) the highest per share price (with appropriate adjustments for recapitalizations and for share splits, share dividends and like distributions) including brokerage commissions and solicitation fees paid by the Related Person in acquiring any of its holdings of such class or series of capital shares within the two-year period immediately prior to the first public announcement of the proposed Business Combination ("Announcement Date") or in the transaction in which it became a Related Person, whichever is higher, plus interest compounded annually, from the later of the date that the Related Person became a Related Person (the "Determination Date"), or the date two years before the Consummation Date, through the Consummation Date, at the rate publicly announced as the "prime rate" of interest of Citibank, N.A. (or of such other major bank headquartered in New York as may be selected by a majority of the Continuing Directors) from time to time in effect, less the aggregate amount of any cash dividends paid and the fair market value of any dividends paid in other than cash on each such share from the date from which interest accrues under the preceding clause through the Consummation Date up to but not exceeding the amount of interest so payable per share; or

          (ii) if such class or series is then traded on an exchange or is the subject of regularly published quotations from three or more broker/dealers who make a market in such class or series for their own accounts, the fair market value per share of such class or series on the Announcement Date, as determined by the highest closing sales price on such exchange or the highest closing bid quotation with respect to such shares during the 30-day period immediately preceding the Announcement Date. In the event of a Business Combination upon consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term "other consideration to be received" shall include (without limitation) Common Shares and/or the shares of any other class of shares retained by shareholders of the Corporation other than Related Persons who are parties to such Business Combination;

     (b) The consideration to be received in such Business Combination by holders of each class or series of capital shares other than the Related Person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring the majority of the capital shares of such class or series already Beneficially Owned by it within the two-year period ending on the Determination Date;

     (c) After such Related Person became a Related Person and prior to the consummation of such Business Combination: (i) such Related Person shall have taken steps to insure that the Board of Directors of the Corporation included at all times representation by Continuing Directors proportionate to the ratio that the number of Voting Shares of the Corporation from time to time not Beneficially Owned by the Related Person bears to all Voting Shares of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the Directors); (ii)such Related

Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata share dividend, share split or division of shares or in a transaction that satisfied all applicable requirements of this Article X); (iii) such Related Person shall not have acquired any additional Voting Shares of the Corporation or securities convertible into or exchangeable for Voting Shares except as a part of the transaction which resulted in such Related Person's becoming a Related Person; and (iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or made any major change in the Corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation except any such change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the Continuing Directors of the Corporation; and

     (d) A proxy statement complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder, as then in force for corporations subject to the requirements of Section 14 of such Act (even if the Corporation is not otherwise subject to Section 14 of such Act), shall have been mailed to all holders of Voting Shares for the purpose of soliciting shareholder approval of such Business Combination. Such proxy statement shall contain on the face page thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, a fair summary of an opinion of a reputable investment banking firm addressed to the Corporation as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

     Section  10.03.  Director  Approval  Exception.  The provisions of Sections
10.01 and 10.02 of this Article X shall not apply to, and such votes shall not be required, if:

     (a) The Continuing Directors of the Corporation by a two-thirds vote (i) have expressly approved a memorandum of understanding with the Related Person with respect to the Business Combination prior to the time the Related Person became a Related Person, or (ii) have otherwise approved the Business Combination (this provision is incapable of satisfaction unless there is at least one Continuing Director); or

     (b) The Business Combination is solely between the Corporation and another corporation, 100 percent of the Voting Shares of which are owned directly or indirectly by the Corporation.

     Section 10.04. Definitions. For the purpose of this Article X:

     (a) A "Business Combination" means:

         (i) the sale, exchange, lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a Series of Related Transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary);

         (ii) The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a Series of Related Transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

         (iii) Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

         (iv) Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spin-off, split-off or split-up of the Corporation or any Subsidiary thereof; provided, however, that this Section 10.04(a)(iv) shall not relate to any transaction of the types specified in this Article X that has been approved by a majority of the Continuing Directors; or

         (v) The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of Voting Shares or securities convertible into Voting Shares or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of the Subsidiary.

     (b) A "Series of Related Transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

     (c) A "Person" shall mean any individual, firm, corporation or other entity and any partnership, syndicate or other group.

     (d) "Related Person" shall mean any Person (other than the Corporation or any of the Corporation's Subsidiaries) who or that:

         (i) is the Beneficial Owner, directly or indirectly, of more than ten percent of the voting power of the outstanding Voting Shares;

         (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of Voting Shares; or

         (iii) is an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became the Beneficial Owner thereof. For the purposes of determining whether a Person is the Beneficial Owner of ten percent or more of the voting power of the then outstanding Voting Shares, the outstanding Voting Shares shall be deemed to include any Voting Shares that may be issuable to such Person pursuant to a right to acquire such Voting Shares and that is therefore deemed to be Beneficially Owned by such Person pursuant to
Section 10.04(e)(ii)(a). A Person who is a Related Person at (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of shareholders entitled to notice of and to vote on a Business Combination, or (iii) the time immediately prior to the consummation of a Business Combination, shall be deemed a Related Person.

     (e) A Person shall be a "Beneficial Owner" of any Voting Shares:

         (i)  which  such  Person  or  any  of  its   Affiliates  or  Associates
         beneficially owns, directly or indirectly; or

         (ii) which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

         (iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

     (f) An "Affiliate" of, or a person Affiliated with, a specific Person, means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

     (g) The term "Associate" used to indicate a relationship with any Person, means (i) any corporation or organization (other than this Corporation or a majority-owned Subsidiary of this Corporation) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or (iv) any investment company registered under the Investment Company Act of 1940, for which such Person or any Affiliate of such Person serves as investment advisor.

     (h) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph (d) of this Section 10.04, the term"Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     (i) "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board"), other than the Related Person who proposes the Business Combination in question and his Affiliates and Associates, who (i) is a member of the Board at the time this Article X first became effective or (ii) was a member of the Board prior to the time that the Related Person who proposes the Business Combination in question became a Related Person or (iii) is a successor of a Continuing Director who was recommended to succeed the Continuing Director by a majority of Continuing Directors then on the Board.

     (j) "Independent Majority of Shareholders" shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned or controlled, directly or indirectly, by the Related Person who proposes the Business Combination in question.

     (k) "Voting Shares" shall mean all outstanding capital shares of the Corporation or another corporation entitled to vote generally in the election of Directors, and each reference to a proportion of shares of Voting Shares shall refer to such proportion of the votes entitled to be cast by such shares.

     (l) "Substantial Part" means properties and assets involved in any single transaction or a Series of Related Transactions having an aggregate fair market value of more than ten percent of the total consolidated assets of the Person in question as determined immediately prior to such transaction or Series of Related Transactions.

     Section 10.05. Director Determinations. A majority of the Continuing Directors shall have the power to determine for the purposes of this Article X, on the bases of information known to them: (i) the number of Voting Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner," (iv) whether the assets subject to any Business Combination constitute a Substantial Part, (v) whether two or more transactions constitute a Series of Related Transactions, and (vi) such other matters with respect to which a determination is required under this Article X.

     In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders when evaluating a business combination or a proposal by another Person or Persons to make a business combination or a tender or exchange offer (regardless of whether such proposal is otherwise subject to this Article X), the Board of Directors of the Corporation shall, in addition to considering the adequacy of the consideration to be paid in connection with any such transaction, consider all of the following factors and any other factors that it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its Subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons and their Affiliates and Associates, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the other elements of the communities in which the Corporation and its Subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management and Affiliates and Associates.

     Section 10.06. Fiduciary Obligations Unaffected. Nothing in this Article X shall be construed to relieve any Related Person from any fiduciary duty imposed by law.